UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2018, 2018 (May 1, 2018)

TMSR Holding Company Limited

(Exact name of Company as specified in charter)

Delaware	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 430000

 (Address of Principal Executive Offices) (Zip code)

+86-022-5982-4800

 (Company’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed in the Current Report on Form 8-K filed on April 17, 2018, on April 11, 2018, TMSR Holding Company Limited (the “Company””), Shengrong Environmental Protection Technology (Wuhan) Co. Ltd. (“Shengrong WFOE”) and Hubei Shengrong Environmental Protection Energy-Saving Science and Technology Co. Ltd.(“Hubei Shengrong”), both of which are the Company’s indirectly owned subsidiaries (collectively with the Company “Purchasers”) , entered into certain Share Purchase Agreement (the “Purchase Agreement”) with Long Liao, Chunyong Zheng, Wuhan Modern Industrial Technology Research Institute, and Hubei Zhonggong Materials Group Co., Ltd. (collectively “Sellers” ) and Wuhan HOST Coating Materials Co., Ltd. (“Wuhan HOST”), a company incorporated in China engaging in the research and development, production and sale of coating materials. On May 1, 2018, the parties completed all the share transfer registration procedure as required by the PRC law and all the other closing conditions have been satisfied, as a result, the acquisition contemplated by the Purchase Agreement is completed.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

By letter dated May 2, 2018 (the “Decision”), the Company was notified by The Nasdaq Stock Market LLC (“Nasdaq”) that the Nasdaq Hearings Panel (the “Panel) had determined to delist the Company’s warrants from Nasdaq due to the Company’s continued non-compliance with the minimum 400 round lot shareholder requirement for the initial listing of the warrants. The suspension in trading of the Company’s warrants on Nasdaq will take effect with the open of business on Thursday, May 4, 2018, at which time the warrants may be eligible to trade “over-the-counter” on the OTC Markets system.

Notwithstanding the Panel’s decision to delist the Company’s warrants, the Decision also indicated that the Panel had granted the Company’s request for the continued listing of its common shares on The Nasdaq Capital Market, pursuant to an extension through June 30, 2018 to hold a combined annual meeting for 2016 and 2017 and evidence compliance with the minimum 300 round lot shareholder requirement applicable to the common stock.

As previously disclosed by the Company on March 16, 2018, on March 12, 2018, the Company received written notice from the Nasdaq Listing Qualifications Staff (the “Staff”) indicating that the Staff had determined to delist the Company’s common stock and warrants from Nasdaq based upon the Company’s non-compliance with Nasdaq Listing Rules 5505(a)(3) and 5515(a)(4), which require a minimum of 300 round lot holders of common stock and 400 round lot holders of common stock purchase warrants for initial listing on The Nasdaq Capital Market. The Staff’s determination also cited the Company’s non-compliance with the annual meeting requirement, as set forth in Nasdaq Listing Rule 5620(a), notwithstanding the Staff’s prior determination to grant the Company an extension within which to evidence compliance with that requirement.

The Staff’s notice indicated that the Company’s common stock and warrants would be subject to delisting unless the Company timely requested a hearing before the Panel, which hearing was timely requested and subsequently held on April 26, 2018. The Decision is in direct response to such hearing.

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The financial statements required to be filed as part of this report will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 days after the filing of the Current Report on April 17, 2018.

(b)  Pro Forma Financial Statements.

The pro forma financial information required to be filed as part of this report will be filed by an amendment to this Current Report on Form 8-K as soon as practicable, but not later than 71 days after the filing of the Current Report on April 17, 2018.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release announcing completion of the Wuhan HOST acquisition dated May 3, 2018
99.2	Press release announcing TMSR Holding Company Limited receives positive Nasdaq listing determination dated May 3, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMSR Holding Company Limited

Date: May 3, 2018	By:	/s/ Jiazhen Li
Jiazhen Li
Co-Chairman

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